As filed with the Securities and Exchange Commission on December 31, 2013

Registration No. 333-167465

Registration No. 333-116865

Registration No. 333-111052

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Global Axcess Corp.

(Exact name of registrant as specified in its charter)

Nevada	88-0199674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7800 Belfort Parkway, Suite 165

Jacksonville, Florida 32256

(Address of Principal Executive Offices; Zip Code)

2010 STOCK INCENTIVE PLAN

2004 INCENTIVE STOCK PLAN

2002 INCENTIVE STOCK PLAN

Brian P. Hall, Esq.

1230 Peachtree Street, NE

Suite 3100, Promenade

Atlanta, Georgia 30309-3592

(Name and address of agent for service)

(404) 815-3537

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Global Axcess Corp., a Nevada corporation (together with its predecessors in interest, the “Company”) on Form S-8 (each a “Registration Statement” and, collectively, the “Registration Statements”):

•	Registration Statement No. 333-167465, registering 1,000,000 shares of Common Stock for issuance under the 2010 Stock Incentive Plan (and such further shares as may have been registered pursuant to Rule 416(a)).

•	Registration Statement No. 333-116865, registering 5,000,000 shares of Common Stock for issuance under the 2004 Incentive Stock Plan (and such further shares as may have been registered pursuant to Rule 416(a)).

•	Registration Statement No. 333-111052, registering 5,000,000 shares of Common Stock for issuance under the 2002 Incentive Stock Plan (and such further shares as may have been registered pursuant to Rule 416(a)).

The Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment No. 1 (as to Registration Statement No. 333-167465), Post-Effective Amendment No. 1 (as to Registration Statement No. 333-116865) and Post-Effective Amendment No. 1 (as to Registration Statement No. 333-111052) to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings of the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

Signature(s)

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, in the State of Florida, on December 31, 2013.

Global Axcess Corp.

By:	/s/ David Bagley
David Bagley
Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicted.

Name	Title	Date

/s/ David Bagley	Chief Operating Officer;	December 31, 2013
David Bagley	Director
(principal executive officer)
(principal financial officer)
(principal accounting officer)